[Letterhead of Komnaes & Huser]









To the Board of Directors
Nordic Equity Partners Corp.

RE: Nordic Equity Partners Corp.

Gentlemen:

     Please be advise that we consent to the use of our names and to all references to our firm included in your registration Statement and Prospectus filed with the Securities and Exchange Commission.

Yours sincerely


/s/ KOMNAES & HUSER ANS